                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12
      / /        Confidential, for Use of the Commission Only (as Permitted
                 by Rule 14a-6(e)(2))

                     COMPUTRON SOFTWARE, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, If Other Than Registrant)

Payment of filing fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                            COMPUTRON SOFTWARE, INC.
                               301 ROUTE 17 NORTH
                          RUTHERFORD, NEW JERSEY 07070

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 14, 2000

TO OUR STOCKHOLDERS:

    The annual meeting of stockholders (the "Annual Meeting") of Computron Software, Inc. (the "Company") will be held at The Crowne Plaza, 2 Harmon Plaza, Secaucus, New Jersey 07094, telephone number (201) 348-6900 on June 14, 2000, at 10:00 a.m. for the following purposes:

    (1) To elect eight directors to serve until the next Annual Meeting or until their respective successors shall have been duly elected and qualified;

    (2) To ratify the appointment of KPMG LLP as the Company's independent auditors for 2000; and

    (3) To transact such other business as may properly come before the Annual Meeting.

    Only stockholders of record at the close of business on May 5, 2000 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

    Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. A copy of the Company's Annual Report for the year 1999 is enclosed.

                                               By Order of the Board of Directors,

                                               John A. Rade
                                               Chief Executive Officer and President

Rutherford, New Jersey
April 26, 2000

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                            COMPUTRON SOFTWARE, INC.
               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 14, 2000

    This Proxy Statement is furnished to stockholders of record of Computron Software, Inc. (the "Company") as of the close of business on May 5, 2000 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on June 14, 2000 (the "Annual Meeting").

    Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company, "FOR" the approval of the Company's independent public accountants, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted as votes "AGAINST" in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted and therefore will not affect the vote with respect to any such proposal.

    The Annual Report of the Company (which does not form a part of the proxy solicitation materials), including the Annual Report on Form 10-K with the financial statements of the Company for the fiscal year ended December 31, 1999, is being distributed concurrently herewith to stockholders. The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or other means by directors or employees of the Company or its subsidiaries without additional compensation. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

    The mailing address of the principal executive offices of the Company is 301 Route 17 North, Rutherford, New Jersey 07070. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about May 12, 2000.

                               VOTING SECURITIES

    The Company has only one class of voting securities, its common stock, par value $0.01 per share (the "Common Stock"). At the Annual Meeting, each stockholder of record at the close of business on May 5, 2000 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 7, 2000 there were 24,760,679 shares of Common Stock outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the eight nominees named below as Directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

    The Board of Directors currently has eight members, all of whom, other than Messrs. Burch and Weber (who in October 1999 were elected by the Board to fill vacancies), were elected to the Board of Directors by the stockholders at the 1999 annual stockholders meeting, and all of whom are nominees for election. Each director shall serve until the next Annual Meeting or until their respective successors shall have been duly elected and qualified. The affirmative vote of a majority of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to elect the Directors.

NOMINEES FOR ELECTION AS DIRECTORS

    The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

    ELIAS TYPALDOS, 49, a founder of the Company, has been Senior Vice President, Research and Development and a director since the Company's formation in 1978. He has served as Chairman of the Board of Directors since March 1997.

    JOHN A. RADE, 65, joined the Company as a Director, President and Chief Executive Officer in February 1997. Prior to joining the Company, Mr. Rade, was from April 1995, a Vice President of American Management Systems, Inc. an international consulting company, and was also still active at S-Cubed International, a company in the client server system development and consulting market, which he founded in February 1990.

    GENNARO VENDOME, 53, a founder of the Company, has been a Vice President and a director since the Company's formation in 1978. Mr. Vendome was Treasurer of the Company from 1981 until 1991 and Secretary of the Company from 1982 until 1991.

    ROBERT MIGLIORINO, 50, has been a director since 1991. Mr. Migliorino is a founding partner of the venture capital partnership Canaan Partners, which, until recently, was, through its affiliates, a principal stockholder of the Company. Prior to establishing Canaan Partners in 1987, he spent 15 years with General Electric Co. in their Drive Systems, Industrial Control, Power Delivery, Information Services and Venture Capital businesses.

    WILLIAM E. VOGEL, 62, has been a director since August 1996. Since 1971,
Mr. Vogel has been Chief Executive Officer of Centennial Financial Group, Inc., which is in the health insurance business. Mr. Vogel has also been the Chief Executive Officer of W.S. Vogel Agency, Inc., a life insurance brokerage general agency, since 1961.

    EDWIN T. BRONDO, 52, has been a director since May 1997. Mr. Brondo is currently a director of Elligent Consulting Group, Inc. From August 1998 to March 2000, Mr. Brondo was Executive Vice President and Chief Financial Officer of Elligent. Elligent may be deemed to be an affiliate of the Company by virtue of the relationship of Elligent with a major stockholder of the Company.
Mr. Brondo was Chief Administrative Officer and Senior Vice President of First Albany Companies, Inc. from June 1993 until December 1997. From June 1992 to June 1993 he was a Financial Management Consultant at Comtex Information Systems, Inc., a software consulting firm. He also held positions at Goldman, Sachs & Co., Morgan Stanley & Co., Inc. and Bankers Trust Company.

    DANIEL H. BURCH, 48, has been a director since October 1999. Mr. Burch is the President and founder of MacKenzie Partners, Inc., a proxy solicitation and mergers and acquisitions firm. From January 1990 to the founding of MacKenzie Partners in February 1992, Mr. Burch was Executive Vice President at Dewe Rogerson & Company, an investor and public relations firm.

    EUGENE M. WEBER, 49, has been a director since October 1999. Mr. Weber is the Managing Partner of Weber Capital Management, LLC, an investment management firm, the successor to Bluewater Capital Management, Inc., which Mr. Weber founded in 1995. From 1994 to 1995, Mr. Weber was an independent consultant to Westpool Investment Trust plc, a stockholder of the Company, and from 1983 to 1994 he was with Weiss, Peck and Greer, LLC, an investment management firm, becoming partner in 1987. Mr. Weber is a member of the Board of Directors of Chyron Corporation, a designer and manufacturer of digital equipment for the broadcast industry.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company. The Audit Committee met six times during 1999. Messrs. Migliorino, Vogel, Brondo, and Weber are the members of the Audit Committee.

    The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the senior officers of the Company and administers the Company's stock option plans. The Compensation Committee held one formal meeting during 1999. Messrs. Vogel and Burch are the members of the Compensation Committee.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    During fiscal year 1999, the Board of Directors held seven meetings. During fiscal year 1999, each incumbent Director attended at least 75% of the number of meetings held of the Board of Directors and Committees on which he served. In addition to formal meetings, the Board of Directors and the Audit and Compensation Committees meet frequently on an informal basis.

COMPENSATION OF DIRECTORS

    CASH COMPENSATION. Directors do not receive a fee for attending Board of Directors or committee meetings, but are reimbursed for expenses incurred in connection with performing their respective duties as Directors of the Company.

    STOCK OPTION GRANT. Under the Company's 1998 Stock Option Plan, each non-employee Director first elected or appointed to the Board of Directors after June 1998 will automatically be granted an option for 20,000 shares of Common Stock on the date of his or her election or appointment to the Board of Directors. In addition, at each Annual Meeting of Stockholders commencing with the 1998 meeting, each non-employee director with at least twelve months of service on the Board of Directors who will continue to serve as a non-employee Director following the meeting will automatically be granted an option for 10,000 shares of Common Stock. Each option granted under the automatic grant program will have an exercise price equal to 100% of the fair market value of the Common Stock on the automatic grant date, a maximum term of ten years, subject to earlier termination upon the optionee's cessation of Board of Director service, and will vest in successive equal annual installments on the first four anniversaries of the date of grant. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving on the Board of Directors. Pursuant to the automatic option grant program, Messrs. Migliorino, Vogel and Brondo will each receive a 10,000-share option grant on the date of the Annual Meeting, if such individuals are reelected.

                       EXECUTIVE OFFICERS AND INFORMATION
                    REGARDING EXECUTIVE OFFICER COMPENSATION
                               EXECUTIVE OFFICERS

    The executive officers of the Company as of March 31, 2000 were as follows:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
John A. Rade..............................     65      President, Chief Executive Officer and
                                                       Director
Michael R. Jorgensen......................     47      Executive Vice President, Chief Financial
                                                       Officer and Treasurer
Elias Typaldos............................     49      Senior Vice President, Research and
                                                       Development and Chairman of the Board
Rick Hartung..............................     45      Senior Vice President, North America
Robert T. Hewitt..........................     52      Senior Vice President, Corporate
                                                       Operations
Paul Abel.................................     46      Vice President, Secretary and General
                                                       Counsel
Gennaro Vendome...........................     53      Vice President and Director
Thomas V. Manobianco......................     43      Vice President, Professional Services
William G. Levering III...................     40      Vice President, Corporate Controller and
                                                       Chief Accounting Officer

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    MICHAEL R. JORGENSEN joined the Company as Executive Vice President and Chief Financial Officer, Treasurer and Secretary in February 1997. Prior to joining the Company, from June 1993 to December 1996, Mr. Jorgensen was Senior Vice President and Chief Financial Officer of Ground Round Restaurants, Inc., a publicly-held chain of family restaurants. Prior to that, from March 1992, to April 1993, he was Vice President/Finance-Middle East of Alghanim Industries. Mr. Jorgensen was Chief Financial Officer of International Proteins Corporation from May 1988 to September 1991. Prior to 1991, Mr. Jorgensen served in a senior financial role with several multinational companies in the finance, manufacturing and information technology/software industries.

    RICK HARTUNG joined the Company in December 1998, as Senior Vice President of Sales and Marketing for North America, and was named Senior Vice President, North America in July 1999. In 1998, prior to joining the Company, Mr. Hartung was Vice President of Sales for Systems Consulting Company. From 1992 to 1997, Mr. Hartung was Vice President of Sales for Marcam Corporation.

    ROBERT T. HEWITT joined the Company as Vice President, Product Development in April 1996, and was appointed to Senior Vice President, Corporate Operations in July 1999. From June 1988 to April 1996, Mr. Hewitt was Senior Vice President, Product Development at Financial Technologies International, Inc., a software development company.

    PAUL ABEL joined the Company in April 1997 as Secretary and Corporate Counsel and was promoted to Vice President, Secretary and General Counsel in June 1998. From October 1996 to March 1997, Mr. Abel served as Project Manager for Charles River Computers, an IT systems integrator. From 1983 to
September 1996, Mr. Abel was an attorney with Matsushita Electric Corporation of America, an electronic products manufacturer/distributor.

    THOMAS V. MANOBIANCO joined the Company in January 1995 as a member of the consulting organization. In February 1999 he became Vice President of Professional Services. From January 1989 to January 1995, Mr. Manobianco was employed by Andersen Consulting as a manager in the systems integration practice.

    WILLIAM G. LEVERING III joined the Company as Revenue Controller in
June 1996, was promoted to Corporate Controller in February 1997 and became Vice President, Corporate Controller in July 1998. The title of Chief Accounting Officer was added to Mr. Levering's responsibilities in July 1999. Prior to joining the Company, Mr. Levering was a Senior Manager with the international accounting firm of KPMG LLP. Mr. Levering was employed by KPMG LLP from August 1982 to June 1996, and is a Certified Public Accountant.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the annual and long-term compensation received for the three fiscal years ended December 31, 1999, by the Company's Chief Executive Officer who served in such capacity in the fiscal year 1999, and the four most highly compensated executive officers of the Company, other than the CEO, whose total compensation during fiscal year 1999 exceeded $100,000 and who were serving as executive officers as of fiscal year ended December 31, 1999 or served during fiscal year 1999 (collectively, the "Named Executive Officers"):

                                                                                              LONG TERM
                                                      ANNUAL COMPENSATION                COMPENSATION AWARDS
                                              -----------------------------------   -----------------------------
                                                                                                       SECURITIES        ALL
                                    FISCAL                          OTHER ANNUAL    RESTRICTED STOCK   UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY     BONUS     COMPENSATION       AWARDS (1)        OPTION     COMPENSATION
---------------------------        --------   --------   --------   -------------   ----------------   ----------   -------------
John A. Rade(2)..................    1999     $275,000   $125,000            --              --               --     $   22,770(3)
  Chief Executive Officer            1998      250,008    100,000            --              --           88,000         20,714(3)
  and President                      1997      229,174    200,000            --          25,000          600,000          4,393(3)

Michael R. Jorgensen(4)..........
  Executive Vice President,          1999      180,000     95,000            --              --               --         12,679(5)
  Chief Financial Officer and        1998      165,000     10,000            --              --           72,500         10,774(5)
  Treasurer                          1997      147,548     85,000            --              --          150,000             --

Elias Typaldos...................    1999      289,224         --            --              --               --         18,787(6)
  Senior Vice President,             1998      289,224         --            --              --               --          7,056(6)
  Research and Development           1997      264,224         --            --              --               --         16,264(6)

Rick Hartung(7)..................
  Senior Vice President,             1999      180,000     90,000            --              --           50,000          8,879(8)
  North America                      1998       12,346         --            --              --          200,000             --

Gennaro Vendome..................    1999      166,920         --        87,548(9)           --               --          7,842(10)
  Vice President, Eastern            1998      166,920         --        55,927(9)           --               --          7,842(10)
  Region                             1997      151,920         --        39,678(9)           --               --          7,959(10)

------------------------------

(1) Represents the fair value on the grant date of a restricted stock award of 25,000 shares of common stock. The fair value of such shares on December 31, 1999 was $87,500.

(2) Mr. Rade joined the Company on February 1, 1997.

(3) Includes premiums on life and disability insurance and matching contributions to the Company's 401(k) plan of $1,000, $5,000 and $4,800 for 1997, 1998 and 1999 respectively. In addition, 1998 includes $10,800 and 1999 includes $9,150 of an auto allowance.

(4) Mr. Jorgensen joined the Company in February 1997.

(5) Includes premiums on life and disability insurance and matching contributions to the Company's 401(k) plan of $5,000 for 1998 and $4,800 for 1999, as well as an auto allowance of $4,800 for 1998 and $6,800 for 1999.

(6) Includes for 1997, 1998 and 1999, respectively, matching contributions to the Company's 401(k) plan in the amount of $1,071, $2,000 and $2,000, and premiums on life and disability insurance. In addition, the Company provided an automobile to the officer and amounts included in compensation was $10,050, $0, and $11,730 for 1997, 1998 and 1999 respectively.

(7) Mr. Hartung joined the Company in December 1998.

(8) Includes premiums on life and disability insurance and matching contributions to the Company's 401(k) plan of $3,000, as well as an auto allowance of $4,800.

(9) Includes for 1997, 1998 and 1999 respectively, commissions of $35,295 and $52,002 and $85,844 and amounts for auto allowance of $4,383, $3,925 and $1,704.

(10) Includes for 1997, 1998 and 1999 respectively, premiums on life and disability insurance, and matching contributions to the Company's 401(k) plan of $1,035 in 1997, $2,000 in 1998 and $2,000 in 1999.

1995 STOCK OPTION PLAN

    The 1995 Stock Option Plan was adopted by the Board of Directors and approved by the Stockholders in June 1995. The Board of Directors and Stockholders approved certain amendments to the 1995 Stock Option Plan in 1997.

1998 STOCK OPTION PLAN

    The 1998 Stock Option Plan was adopted by the Board of Directors, and approved by the Stockholders in June 1998. No options were granted to employees or officers during 1998 and 1999 under this plan. However, options were granted to the non-employee directors.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                              OPTION GRANTS IN FISCAL 1999
                                    --------------------------------------------------------------------------------
                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF
                                     NUMBER OF     PERCENT OF                                      STOCK PRICE
                                    SECURITIES    TOTAL OPTIONS                                 APPRECIATION FOR
                                    UNDERLYING     GRANTED TO     EXERCISE OR                    OPTION TERM (1)
                                      OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
NAME                                GRANTED (#)    FISCAL YEAR     ($/SHARE)       DATE         5%          10% ($)
----                                -----------   -------------   -----------   ----------   --------       --------
John A. Rade......................         --           --              --             --         --             --
Michael R. Jorgensen..............         --           --              --             --         --             --
Elias Typaldos....................         --           --              --             --         --             --
Rick Hartung......................     50,000(2)       9.6            0.63       10 years     51,310        130,029
Genarro Vendome...................         --           --              --             --         --             --

--------------------------

(1) The dollar amounts under these columns are the result of calculations at the hypothetical rates of appreciation of 5% and 10% as prescribed by the Securities and Exchange Commission. The Company expresses no opinion regarding whether future appreciation, if any, will be realized and expressly disclaims any representations to that effect.

(2) Options are exercisable twenty five percent on each anniversary of the original grant date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information with respect to the Named Executive Officers regarding stock option holdings as of December 31, 1999. No stock options were exercised by such persons in fiscal year 1999. No stock appreciation rights were exercised by any Named Executive Officer during fiscal year 1999 and no stock appreciation rights were outstanding as of December 31, 1999.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT               IN-THE-MONEY OPTIONS
                                                       FISCAL YEAR-END            AT FISCAL YEAR-END(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
John A. Rade...................................    258,667        429,333       $646,668      $1,073,333
Michael R. Jorgensen...........................    102,917        119,583        236,459         257,291
Elias Typaldos.................................         --             --             --              --
Rick Hartung...................................     25,000        225,000         50,000         493,750
Gennaro Vendome................................         --             --             --              --

------------------------

(1) Based on the fair market value of the Company's Common Stock using the closing selling price on the American Stock Exchange of $3.50 per share of Common Stock at December 31, 1999, less the exercise price payable for such shares.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    The Company typically has employment agreements with all its employees including the Named Executive Officers, which detail initial annual salary, stock options, benefits and severance agreements, if applicable. The Named Executive Officers' severance agreements range from six months to one year.

401(K) PLAN

    The Company participates in a tax-qualified employee savings and retirement plan (the "401(k) Plan") which covers all of the Company's employees with three months of service who are at least 21 years of age. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan requires matching contributions by the Company on behalf of all participants in the 401(k) Plan. During 1999, the Company made matching contributions in the amount of 50% of the first six percent contributed by each employee. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in a number of investment options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal year 1999, Messrs. Gregory Kopchinsky, Vogel, and Burch served as members of the Company's Compensation Committee. Mr. Kopchinsky resigned from the Board of Directors effective October 1999. Mr. Burch became a Director and a member of the Compensation Committee effective October 1999.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers. The Compensation Committee also is responsible for the administration of the Company's Option Plans under which option grants may be made to executive officers and other employees. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in fiscal year 1999.

    GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

    FACTORS. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 1999 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

    BASE SALARY. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

    From time to time, the Compensation Committee may advocate cash bonuses when such bonuses are deemed to be in the best interest of the Company.

    LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

    The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

    CEO COMPENSATION. In advising the Board of Directors with respect to the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) to make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation.

    The suggested base salary established for Mr. Rade on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors. Mr. Rade also received a guaranteed bonus for 1999 and was eligible to receive (but did not receive) an additional performance-measured bonus. Upon his employment by the Company, Mr. Rade was granted 25,000 shares of restricted stock and two stock options. The first stock option for 300,000 shares shall vest in three equal annual installments, and the other stock option for 300,000 shares shall vest either upon the earlier to occur of the completion of seven years of service with the Company or the achievement of certain performance-measured milestones. The Company granted Mr. Rade 88,000 additional options due to antidilution provisions contained in the original stock option agreement related to certain stock issuances. 50% of these additional options vest in the manner of the first stock option and 50% vest in the manner of the other stock option.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M).  As a result of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Option Plans contain certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

    The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for the 2000 fiscal year will exceed the $1 million limit per officer. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          THE COMPENSATION COMMITTEE
                                          Daniel H. Burch
                                          William E. Vogel

April 26, 2000

                               PERFORMANCE GRAPH

    Set forth below is a table comparing the annual percentage change in the Company's cumulative total stockholder return on its Common Stock from August 24, 1995 (the date public trading of the Company's stock commenced) to the last day of the Company's last completed fiscal year (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period) with the cumulative total return so calculated of the Nasdaq Stock Market-US Index and a stock index comprised of companies in a line of business similar to the Company during the same period.

    COMPARISON OF 52 MONTH CUMULATIVE TOTAL RETURN(1) AMONG COMPUTRON SOFTWARE, INC., THE HAMBRECHT & QUIST COMPUTER SOFTWARE INDEX AND THE AMEX MARKET VALUE INDEX.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                     8/24/95  12/95  12/96  12/97  12/98  12/99
COMPUTRON SOFTWARE, INC.                 100    103      9     14      5     20
AMEX MARKET VALUE                        100    106    107    134    144    184
HAMBRECHT & QUIST COMPUTER SOFTWARE      100    103    125    151    198    450

DOLLARS

------------------------

(1) $100 invested on 8/24/95 in Computron Software, Inc. Common Stock and on 7/31/95 in The Hambrecht & Quist Computer Software Index and the Amex Market Value Index, including reinvestment of dividends. Fiscal year ending December 31, 1999.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 7, 2000 by (i) each Director and nominee for Director, (ii) each of the Named Executive Officers, (iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock and (iv) all executive officers and Directors as a group. The information concerning beneficial owners of more than 5% of the Company's Common Stock is based on filings with the Securities and Exchange Commission on Schedules 13(D), 13(G) and on Forms 3, 4, and 5; and certain other information obtained by the Company.

                                      NUMBER OF SHARES OF COMMON STOCK
NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED (1)        PERCENTAGE OF SHARES OUTSTANDING (1)
------------------------              --------------------------------   ------------------------------------
Elias Typaldos......................                3,276,424 (2)                        13.23%
John A. Rade........................                  533,567 (3)                         2.15
Gennaro Vendome.....................                1,579,247 (4)                         6.38
Eugene M. Weber.....................                1,795,875 (5)                         7.25
Robert Migliorino...................                   70,680 (6)                            *
William Vogel.......................                   42,250 (7)                            *
Edwin T. Brondo.....................                   61,000 (8)                            *
Daniel H. Burch.....................                        0 (9)                            *
Michael R. Jorgensen................                  158,541 (10)                           *
Rick Hartung........................                   25,100 (11)                           *
Andreas Typaldos....................                4,068,084 (12)                       16.43
London Merchant Securities PLC......                1,786,500 (5)                         7.22
Lion Investments Limited............                1,786,500 (5)                         7.22
Westpool Investment Trust PLC.......                1,786,500 (5)                         7.22
The Weber Family Trust..............                1,795,875 (5)                         7.25
Angela G. Weber.....................                1,795,875 (5)                         7.25
All Current Directors and Executive
  Officers As a Group (14
  persons)..........................                7,567,818 (13)                       30.56%

--------------------------

    *Represents beneficial ownership of less than one percent of the Common Stock outstanding.

(1) Applicable percentage of ownership as of April 7, 2000 is based upon 24,760,679 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Gives effect to the shares of Common Stock issuable within 60 days of April 7, 2000 upon exercise of all options and other rights beneficially owned by the indicated stockholders on that date.

(2) Includes (i) 327,521 shares owned by the Elias Typaldos Grantor Retained Annuity Trust dated October 13, 1994, (ii) 1,147,750 shares held by the Elias Typaldos Family Limited Partnership, (iii) 331,938 shares owned by the Judith Typaldos Grantor Retained Annuity Trust dated October 13, 1994 and
    (iv) 47,313 shares held by Judith Typaldos. Mr. Typaldos' business address is the Company's principal executive offices.

(3) Includes 458,667 shares of Common Stock which may be purchased within 60 days of April 7, 2000 upon the exercise of stock options granted on March 3, 1997. On March 3, 1997, Mr. Rade also received unvested stock option grants for 229,333 shares, which will vest upon the earlier to occur of the completion of seven years of service with the Company or the achievement of certain milestones as measured by the performance of and trading volume of the Company's Common Stock.

(4) Includes (i) 89,407 shares held by Carol Vendome, (ii) 149,062 shares held by the Vendome Grantor Retained Annuity Trust dated January 24, 1995,
    (iii) 151,297 shares held by the Carol Vendome Grantor Retained Annuity Trust dated January 24, 1995, (iv) 5,655 shares held by Carol Vendome as custodian for Laura Vendome, and (v) 109,095 shares held by the Vendome Family Limited Partnership. Mr. Vendome's business address is the Company's principal executive offices.

(5) This number represents the number of shares beneficially owned by London Merchant Securities PLC; Lion Investments Limited; Westpool Investment Trust PLC; the Weber Family Trust; Eugene M. Weber; and Angela G. Weber as a "group" under Section 13(d) of the Securities Exchange Act of 1934. The number includes 125,000 shares of Common Stock issuable upon exercise of warrants by Lion Investments Limited; 250,000 shares of Common Stock issuable upon exercise of warrants by Westpool Investment Trust PLC; and 1,875 shares of Common Stock issuable upon exercise of warrants by the Weber Family Trust. Lion Investments Limited and Westpool Investment Trust PLC are investment companies wholly-owned by London Merchant Securities PLC. Eugene
    M. Weber and Angela G. Weber are trustees of the Weber Family Trust. Of the total number of shares beneficially owned, Lion Investments Limited has sole voting and sole dispositive power over 625,000 shares; Westpool Investment Trust PLC has sole voting and sole dispositive power over 1,250,000 shares; London Merchant Securities has shared voting and shared dispositive power over 1,786,500 shares; and the Weber Family Trust, Eugene M. Weber, and Angela G. Weber have sole voting and sole dispositive power over 9,375 shares. The address for London Merchant Securities PLC, Lion Investments Limites and Westpool Investment Trust PLC is Carlton House, 33 Robert Adam Street, London W1M 5AH England. The address for Eugene Weber and The Eugene Weber Family Trust is 50 California Street, Suite 3200, San Francisco, CA 94111.

(6) Includes 29,250 shares of Common Stock which may be purchased within 60 days of April 7, 2000 upon exercise of stock options.

(7) Includes (i) 4,000 shares held by the William E. Vogel IRA and (ii) 30,750 shares of Common Stock which may be purchased within 60 days of April 7, 2000 upon exercise of stock options.

(8) Includes (i) 1,500 shares held by Pamela R. Brondo, Mr. Brondo's wife, as custodian for Edwin T. Brondo, Jr. UTMA/NY and (ii) 22,500 shares of Common Stock which may be purchased within 60 days of April 7, 2000 upon exercise of stock options.

(9) No options vest within 60 days of April 7, 2000 relating to the exercise of stock options.

(10) This number represents the number of shares of Common Stock which may be purchased by Mr. Jorgensen within 60 days of April 7, 2000 upon the exercise of stock options.

(11) Includes 25,000 shares of Common Stock which may be purchased within 60 days of April 9, 1999 upon exercise of stock options.

(12) Includes (i) 680,504 shares owned by the Andreas Typaldos GRAT dated September 29, 1993; (ii) 11,047 shares owned by Renee Typaldos,
    Mr. Typaldos' wife, (iii) 755,504 shares owned by the Renee Typaldos GRAT dated September 29, 1993,and (iv) 1,758,279 shares held by the Andreas Typaldos Family Limited Partnership. Mr. Typaldos' business address is Elligent Consulting Group, Inc., 152 West 57(th) Street, New York, NY 10019.

(13) Includes 752,341 shares of Common Stock which may be purchased within 60 days of April 7, 2000 upon the exercise of stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

    Under the securities laws of the United States, the Company's Directors, Executive Officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities Exchange Commission and the American Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during fiscal year 1999. Based solely on its review of such forms received by it from such persons for their fiscal year 1999 transactions, the Company believes that all filing requirements applicable to such officers, directors, and greater than ten percent beneficial owners were complied with, except that the following filings were not timely made but were filed in April 2000: Form 5 Annual Statements of Changes in Beneficial Ownership relating to stock options granted to Messrs. Migliorino and Vogel in June 1999 and to Messrs. Burch and Weber in November 1999.

                              CERTAIN TRANSACTIONS

    During the year ended December 31, 1999, the Company recorded as expense approximately $387,000 related to work performed by Mergence Technology Corporation on behalf of the Company, which sum includes royalties paid to Mergence in connection with the Company's licensing to its customers of certain software owned by Mergence. Mergence is the successor-in-interest to S-Cubed International's rights and obligations under certain contracts with the Company. Mr. Rade, who joined the Company as Chief Executive Officer and President in February 1997, founded S-Cubed International in February 1990 and currently beneficially owns 42% of the outstanding stock of Mergence. The Company believes that the amounts paid to Mergence are comparable to the amounts the Company would have otherwise paid for comparable services from an unaffiliated party.

    The Company entered into a Consulting Agreement dated September 29, 1997 with Andreas Typaldos, the Company's former chairman and principal stockholder. The Agreement provides for consulting services during the period of December 1, 1997 through November 30, 2000, in exchange for $300,000 for each of the first two years and $250,000 for the third year.

                                   PROPOSAL 2
          PROPOSED RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed KPMG LLP to serve as its independent public accountant for fiscal year 2000. KPMG LLP served as the Company's independent public accountant and auditor during fiscal year 1999. In the event that ratification of this selection of auditors is not approved by the affirmative vote of a majority of shares having voting power present in person or represented by proxy at the meeting, the selection of independent auditors will be reconsidered by the Board of Directors.

    A member of KPMG LLP is expected to be in attendance at the Annual Meeting with the opportunity to make a statement and respond to questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

    In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 1, 2001, if such proposals are to be considered for inclusion in the Company's proxy statement. In addition, if a stockholder does not advise the Company by March 31, 2001, that the stockholder intends to submit a proposal to the Company's stockholders that will not be included in the Company's proxy statement, the proxies named in the Company's form of proxy may exercise their discretionary authority in voting on the stockholder's proposal.

                                 OTHER MATTERS

    Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

    Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                      By Order of the Board of Directors,
                                      John A. Rade
                                      President and Chief Executive Officer

Rutherford, New Jersey
April 26, 2000

                                (FORM OF PROXY)
                            COMPUTRON SOFTWARE, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--JUNE 14, 2000
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of Computron Software, Inc. hereby appoints John A. Rade, President and Chief Executive Officer and Michael R. Jorgensen, Executive Vice President, Chief Financial Officer and Treasurer and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Computron Software, Inc. to be held at The Crowne Plaza, 2 Harmon Plaza, Secaucus, New Jersey 07094, telephone number (201) 348-6900 on June 14, 2000, at 10:00 a.m. or any adjournment thereof.

1.   ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

     FOR all nominees below                                  WITHHOLD AUTHORITY
     / / (except as marked to the contrary)                  / / to vote for all nominees
                                                             below

     (1) Elias Typaldos; (2) John A. Rade; (3) Gennaro Vendome; (4) Daniel H. Burch;
     (5) Robert Migliorino; (6) William E. Vogel; (7) Edwin T. Brondo; and (8) Eugene M. Weber

     INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.

2.   APPROVAL OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS
     / /  FOR            / /  AGAINST            / /  ABSTAIN WITH RESPECT TO
     as described in the Proxy Statement.

3.   IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS
     NOMINATED BY MANAGEMENT AS DIRECTORS AND FOR PROPOSAL 2.
     NOTE:  Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

                                               _________________________________

                                               _________________________________
                                                  Signature(s) of Stockholder

                                               Dated:___________________________